                                                                                                                        EXHIBIT 11.2


                                                                       PROGENICS PHARMACEUTICALS, INC.
                                                                STATEMENT OF COMPUTATION OF LOSS PER SHARE



                                                                          Nine Months Ended September 30,
                                          ------------------------------------------------------------------------------------------
                                                           1995                                               1996
                                          ------------------------------------------     -------------------------------------------
                                               Primary               Fully Diluted               Primary             Fully Diluted
                                          -----------------     --------------------     --------------------     ------------------
Net loss                                  $ (3,070,640)            $ (3,070,640)            $ (3,481,574)            $ (3,481,574)


Reduction of net loss assuming a
  portion of the proceeds from the
  exercise of options and warrants
  was used to repay a term note and
  capital lease obligations and to
  invest in short-term government
  securities in accordance with the
  treasury stock method                                                 326,578                                            257,487
                                          ------------------------------------------------------------------------------------------

Net loss                                  $ (3,070,640)            $ (2,744,062)            $ (3,481,574)             $ (3,224,087)
                                          ------------------------------------------------------------------------------------------
                                          ------------------------------------------------------------------------------------------

Weighted average number of
  common shares outstanding                  2,254,784                2,254,784                2,294,675                2,294,675

Shares issuable upon assumed conversion
  of convertible debt and preferred
  stock                                                               3,230,650                                         4,152,563

Common and preferred shares issued
  within one year of the Company's
  proposed offering                          1,081,638                                         1,041,747


Shares issuable upon exercise
  of outstanding options and
  warrants                                     355,687                2,110,938                  355,687                1,993,063

Shares assumed to be repurchased
  under the treasury stock method             (775,519)                (458,935)                (775,519)                (458,935)
                                          ------------------------------------------------------------------------------------------

Weighted average number of
  common shares used in computing
  per share data                             2,916,590                7,137,437                2,916,590                7,981,366
                                          ------------------------------------------------------------------------------------------
                                          ------------------------------------------------------------------------------------------

Net loss per share                        $      (1.05)            $      (0.38)            $      (1.19)             $     (0.40)
                                          ------------------------------------------------------------------------------------------
                                          ------------------------------------------------------------------------------------------